Exhibit 99.1

CLOUD PEAK ENERGY RESOURCES LLC

QUARTERLY FINANCIAL REPORT

QUARTER ENDED MARCH 31, 2010

CLOUD PEAK ENERGY RESOURCES LLC

TABLE OF CONTENTS

SECTION 1	INTRODUCTION	1

SECTION 2	FINANCIAL STATEMENTS (UNAUDITED) AND SUPPLEMENTARY DATA	2

SECTION 3	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14

Section 1.  Introduction.

This Quarterly Financial Report of Cloud Peak Energy Resources LLC (“CPE LLC”) for the quarter ended March 31, 2010, has been prepared pursuant to the requirements of the following agreements: (1) Indenture, dated as of November 25, 2009, (the “Indenture”), by and among CPE LLC (and its subsidiaries listed on the signature page), Cloud Peak Energy Finance Corp., Wilmington Trust Company and Citibank, N.A.; (2) Credit Agreement, dated as of November 25, 2009, (the “Credit Agreement”), by and among CPE LLC, Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch, RBC Capital Markets, Calyon New York Branch, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Societe Generale, and Wells Fargo Bank, National Association; and (3) Third Amended and Restated Limited Liability Company Agreement of Cloud Peak Energy Resources LLC, dated as of November 19, 2009, (the “LLC Agreement”), by and among Cloud Peak Energy Inc., Rio Tinto Energy America Inc. and Kennecott Management Services Company.  Accordingly, this Quarterly Financial Report contains unaudited consolidated financial statements (see Section 2) and management’s discussion and analysis of financial condition and results of operations (see Section 3).

In this report, unless the context otherwise requires, references to:

•                  “Cloud Peak Energy,” “we,” “us,” “our” or the “Company” refer collectively to Cloud Peak Energy Resources LLC, a Delaware limited liability company, formerly known as Rio Tinto Sage LLC, which is the operating company for our business;

•                  “CPE Inc.” refers to Cloud Peak Energy Inc., a Delaware corporation, which was incorporated on July 31, 2008, in preparation for an initial public offering.  CPE Inc. became our managing member on November 19, 2009, in connection with its initial public offering and related structuring agreements.  CPE Inc.’s common stock is listed on the New York Stock Exchange under the symbol “CLD.”  Substantially all of CPE Inc.’s operations are conducted through us;

•                  “Rio Tinto” refers to Rio Tinto plc and Rio Tinto Limited and their direct and indirect subsidiaries, including Rio Tinto Energy America Inc. (“RTEA”), our predecessor for accounting purposes; Kennecott Management Services Company (“KMS”); and Rio Tinto America Inc. (“RTA”), which is the owner of RTEA and KMS.  Prior to the IPO and related structuring transactions, RTEA owned and operated our business, through us and other subsidiaries.  Following the IPO and related structuring transactions, RTEA and KMS hold non-managing member interests in the Company and are referred to collectively as the Rio Tinto members; and

•                  “IPO” refers to CPE Inc.’s initial public offering, which was effective on November 19, 2009.  In connection with the IPO, we and/or CPE Inc. entered into various agreements with Rio Tinto, including the master separation agreement, the acquisition agreement, the assignment agreement, the agency contract, the promissory note, the employee matters agreement, the escrow agreement, the limited liability company agreement, the management services agreement, the registration rights agreement, the Rio Tinto Energy America coal supply agreement, the software license agreement, the tax receivable agreement, the trademark assignment agreement, the trademark license agreement, and the transition services agreement.  We refer generally to these agreements as the IPO structuring agreements and refer generally to transactions we entered into in connection with these agreements as IPO structuring transactions or structuring transactions.  See “Initial Public Offering and Related IPO Structuring Transactions” in Note 2 of Notes to Consolidated Financial Statements in Section 4 of our Annual Financial Report of Cloud Peak Energy Resources LLC for the year ended December 31, 2009.

Section 2.  Financial Statements and Supplementary Data.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$255,440	$268,316
Restricted cash	176,470	80,180
Accounts receivable, net	73,122	82,809
Due from related parties	—	8,445
Inventories, net	69,425	64,199
Other assets	24,017	6,431
Total current assets	598,474	510,380
Property, plant and equipment, net	969,654	987,143
Intangible assets, net	—	3,197
Goodwill	35,634	35,634
Other assets	38,725	39,657
Total assets	$1,642,487	$1,576,011

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$55,452	$57,304
Royalties and production taxes	115,907	102,912
Accrued expenses	61,026	47,596
Due to related parties	2,292	—
Current portion of other long-term debt	55,282	55,282
Total current liabilities	289,959	263,094
Senior notes	595,410	595,321
Other long-term debt, net of current portion	123,085	123,085
Asset retirement obligations, net of current portion	178,147	175,940
Other liabilities	21,637	20,002
Total liabilities	1,208,238	1,177,442
Commitments and contingencies (Note 5)
Equity
Managing member’s equity	235,285	216,857
Rio Tinto members’ equity	219,523	202,728
Accumulated other comprehensive loss	(20,559)	(21,016)
Total members’ equity	434,249	398,569
Total liabilities and members’ equity	$1,642,487	$1,576,011

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Revenues	$310,993	$360,493
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	216,668	249,172
Depreciation and depletion	23,707	21,843
Amortization	3,197	8,510
Accretion	3,318	2,724
Selling, general and administrative expenses	16,277	14,104
Total costs and expenses	263,167	296,353
Operating income	47,826	64,140
Other income (expense)
Interest income	95	60
Interest expense	(12,776)	(469)
Other, net	—	26
Total other expense	(12,681)	(383)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	35,145	63,757
Income tax provision	—	(18,673)
Earnings from unconsolidated affiliates, net of tax	418	71
Income from continuing operations	35,563	45,155
Income from discontinued operations, net of tax	—	11,654
Net income	$35,563	$56,809

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF EQUITY

(dollars in thousands)

	Managing Member’s Equity	Rio Tinto Members’ Equity	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2009	$216,857	$202,728	$(21,016)	$398,569
Comprehensive income
Net income	18,398	17,165	—	35,563
Post retirement medical adjustment	—	—	457	457
Total comprehensive income				36,020
Distributions	(176)	(164)	—	(340)
Change in ownership	206	(206)		—
Balances at March 31, 2010	$235,285	$219,523	$(20,559)	$434,249

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Cash flows from continuing operations
Operating activities
Income from continuing operations	$35,563	$45,155
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and depletion	23,707	21,843
Amortization	3,197	8,510
Accretion	3,318	2,724
Earnings from unconsolidated affiliates	(418)	(71)
Distributions of income from equity investments	15	4,000
Deferred income taxes	—	(8,310)
Stock compensation expense	—	144
Other, net	927	(51)
Changes in operating assets and liabilities:
Accounts receivable, net	9,687	(613)
Inventories, net	(5,197)	(4,241)
Due to or from related parties	10,737	37,260
Other assets	(17,528)	(4,625)
Accounts payable and accrued expenses	21,419	33,056
Asset retirement obligations	(1,240)	(544)
Net cash provided by operating activities from continuing operations	84,187	134,237
Investing activities
Purchases of property, plant and equipment	(1,057)	(14,276)
Payment on refundable deposit	—	(9,619)
Return of restricted cash	80,180	—
Restricted cash deposit	(176,470)	—
Proceeds from sales of assets	624	71
Cash advances to affiliate	—	(111,279)
Net cash used in investing activities from continuing operations	(96,723)	(135,103)
Financing activities
Repayments on other long-term debt	—	(27,751)
Distributions to members	(340)	(241)
Net cash used in financing activities from continuing operations	(340)	(27,992)
Net cash used in continuing operations	(12,876)	(28,858)
Cash flows from discontinued operations
Net cash from operating activities	—	37,001
Net cash from investing activities	—	(3,031)
Net cash from financing activities	—	—
Net cash provided by discontinued operations	—	33,970
Net increase (decrease) in cash and cash equivalents	(12,876)	5,112
Cash and cash equivalents at beginning of period	268,316	15,935
Cash and cash equivalents at end of period	$255,440	$21,047

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1.  Basis of Presentation

Organization and Principles of Consolidation

Cloud Peak Energy Resources LLC (“CPE Resources”) is a 51.7% owned subsidiary of Cloud Peak Energy Inc. (“CPE Inc.”), our managing member.  CPE Inc. obtained its ownership interest in us from Rio Tinto Energy America Inc. (“RTEA”) on November 19, 2009, in connection with the initial public offering (the “IPO”) of CPE Inc.’s common stock.  Prior to the IPO, we were a wholly-owned subsidiary of RTEA.  As of March 31, 2010, RTEA and an affiliate (collectively, the “Rio Tinto members”) held the remaining 48.3% noncontrolling interest in CPE Resources.

“Cloud Peak Energy,” “we,” “us,” “our” or the “Company” refer collectively to CPE Resources and its consolidated subsidiaries.  Those terms also include RTEA with respect to periods prior to the IPO, when RTEA was the parent company of CPE Resources and other entities that operated its western U.S. coal business.

Our consolidated financial statements present the financial position, results of operations and cash flows of our business, which was controlled by Rio Tinto, through RTEA, prior to the IPO.  For dates and periods prior to the IPO, our consolidated financial statements present RTEA as the parent company (the “former parent”) and reflect allocations of certain costs incurred by other Rio Tinto affiliates.  For dates and periods following the IPO, our consolidated financial statements present CPE Resources as the parent company and do not include RTEA or any other entities controlled by Rio Tinto.

We consolidate the accounts of entities in which we have a controlling financial interest under the voting control model and consolidate the accounts of variable interest entities for which we are the primary beneficiary.  We account for our 50% interest in Decker Coal Company (“Decker”) using the proportionate consolidation method, whereby our share of Decker’s assets, liabilities, revenues and expenses are included in our consolidated financial statements.  Investments in other entities that we do not control, but have the ability to exercise significant influence over the investee’s operating and financial policies, are accounted for under the equity method.  All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Basis of Presentation

These unaudited consolidated financial statements of CPE Resources and its subsidiaries have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  In accordance with U.S. GAAP for interim financial statements, these consolidated financial statements do not include certain information and note disclosures that are normally included in annual financial statements prepared in conformity with U.S. GAAP.  Accordingly, these unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2009 and 2008, and for each of the three years ended December 31, 2009.  In the opinion of management, the accompanying consolidated financial statements contain all adjustments (which are of a normal, recurring nature) necessary to present fairly in all material respects the financial position as of March 31, 2010, and the results of operations and cash flows of the Company for the three months ended March 31, 2010 and 2009, in conformity with U.S. GAAP.  Interim results for the three months ended March 31, 2010, may not be indicative of results that will be realized for the full year ending December 31, 2010.

Our first quarter 2010 operating results included a $3.4 million favorable adjustment to freight expense for the write off of certain immaterial prior year accruals, which increased net income by the same amount.

Variable Interest Entities

A variable interest entity (“VIE”) generally is an entity that is designed to have one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group, the holders of equity at risk do not have all the characteristics of a controlling financial interest in the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.  A VIE is required to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE.  The primary beneficiary generally is the entity that will receive a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns or both.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Prior to the IPO, RTEA was the primary beneficiary of Cloud Peak Energy Services Company (“CPESC”), which was a wholly-owned subsidiary of Rio Tinto America.  We determined that CPESC was a VIE, primarily because substantially all of CPESC’s activities were conducted on behalf of RTEA.  We determined that RTEA was the primary beneficiary of CPESC, because RTEA was the Rio Tinto affiliate that was most closely associated with CPESC.  As a result, RTEA included CPESC in its consolidated financial statements prior to the IPO.  In connection with the IPO structuring transactions, Rio Tinto America contributed CPESC to CPE Resources and we now consolidate CPESC based on voting control.

Pre-IPO Expense Allocations

For the three months ended March 31, 2009, our consolidated financial statements included allocations of certain general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates.  Rio Tinto America provided various services and other support to the Company, including tax, treasury, corporate secretary, legal, procurement, information systems and technology, human resources, accounting and insurance/risk management in the ordinary course of business.  Our consolidated statements of operations for the three months ended March 31, 2009, included allocations of expenses incurred by Rio Tinto America and other Rio Tinto affiliates totaling $5.4 million.  Of this amount, $4.5 million was included in selling, general and administrative expenses and the remaining $876,000 was included in cost of product sold.  Also included in selling, general and administrative expenses for the three months ended March 31, 2009, were costs of $3.8 million incurred as a result of actions to divest RTEA, either through a trade sale or an initial public offering.  For the three months ended March 31, 2010, other than the expenses incurred under the transition support services agreement, we are no longer incurring costs for services provided by Rio Tinto.  However, we are now incurring costs as a stand-alone, public company through the addition of employees and through the addition of consultants and other professional service providers to support those functions previously provided by Rio Tinto.

Discontinued Operations

We completed the sale of our membership interest in Jacobs Ranch Coal LLC, which owned and operated the Jacobs Ranch coal mine, to Arch Coal, Inc. on October 1, 2009.  The Jacobs Ranch mine was classified as held for sale and reported as discontinued operations as of March 1, 2009.  As a result, the consolidated financial statements report the results of operations and cash flows of the Jacobs Ranch mine as discontinued operations for the three months ended March 31, 2009.

Recent Accounting Pronouncements

In April 2010, the FASB issued an accounting standard update, amending disclosure requirements related to income taxes as a result of the Patient Protection and Affordable Care Act, which became law on March 23, 2010, and was subsequently amended on March 30, 2010.  Beginning in 2014, the tax deduction available to companies for expenses that are reimbursed under the Medicare Part D retiree drug subsidy program will be reduced.  Since our retiree medical plan does not qualify for this tax deduction, there was no impact to our consolidated financial statements.

2.  Inventories

Inventories, net as of March 31, 2010 and December 31, 2009 consisted of the following (in thousands):

	2010	2009
Materials and supplies, net	$65,417	$60,868
Coal stockpiles and finished product	4,008	3,331
	$69,425	$64,199

Materials and supplies were stated net of an obsolescence allowance of $1.2 million and $1.3 million as of March 31, 2010 and December 31, 2009, respectively.  The Company recognized a provision to increase the allowance by $285,000 and $80,000, and charged inventory costs to the allowance of $386,000 and $273,000, for the three months ended March 31, 2010 and 2009, respectively.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

3.  Fair Value of Financial Instruments

Our financial instruments include cash and cash equivalents, restricted cash, accounts receivable, amounts due from related parties, accounts payable and certain current liabilities.  Due to the short-term nature of these instruments, we believe that their carrying amounts approximated fair value.  In addition, we have long-term debt consisting primarily of the senior notes and federal coal lease obligations.  The approximate fair values of our senior notes and federal coal lease obligations were $609.8 million and $184.7 million, respectively, at March 31, 2010.  The fair value of the senior notes was based on market prices as of March 31, 2010.  The fair value estimates for the federal coal leases were determined by discounting the remaining lease payments using a current estimate of the credit-adjusted, risk-free interest rate based on our current credit rating.  The fair value of other long-term debt approximated its carrying amount at March 31, 2010.

4.  Income Taxes

Our income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates is earned solely in the U.S.  For periods following the IPO, we are organized as a limited liability company and generally are not subject to income taxes, although several of our subsidiaries file separate corporate income tax returns and may incur minor amounts of income tax or may incur losses that cannot benefit other entities included in the consolidated financial results.  Because we generally are not a taxable entity, our consolidated financial statements for the three months ended March 31, 2010, reflect only income taxes on pre-tax income attributable to our corporate subsidiaries.  For the three months ended March 31, 2009, which is prior to the IPO, our consolidated financial statements reflect income taxes recognized by RTEA.  RTEA was a member of an affiliated federal tax group and was party to a federal income tax sharing agreement with the other members of the affiliated federal income tax group.  However, for the purposes of our consolidated financial statements, which were prepared on a carve-out basis, RTEA’s current and deferred taxes were calculated on a stand-alone, separate return basis.  RTEA provided income taxes on substantially all pre-tax income reported in our consolidated financial statements for such pre-IPO periods.

The Company’s effective tax rate for continuing operations is reconciled to the U.S. federal statutory income tax rate for the three months ended March 31, 2009, as follows:

2009
United States federal statutory income tax rate	35.0%
State income taxes, net of federal tax benefit	0.8
Depletion	(5.1)
Other	(1.4)
Effective tax rate	29.3%

5.  Commitments and Contingencies

Commitments

Purchase Commitments

As of March 31, 2010, we had outstanding capital purchase commitments of $8.9 million and coal purchase commitments of $11.7 million.

In April 2008, we entered into an agreement to purchase land adjacent to our Antelope mine, whereby the seller may require us to pay a purchase price of $23.7 million between April 2013 and April 2018.

Tax-Related Obligations of CPE Inc.

CPE Inc. is required to pay federal and state income taxes on its share of our pre-tax income.  Also, in connection with the IPO, CPE Inc. and RTEA entered into the Tax Receivable Agreement, which generally requires CPE Inc. to pay Rio Tinto 85% of the income tax savings that CPE Inc. realizes as a result of an increase in tax basis that CPE Inc. received in connection with the IPO.  CPE Inc. does not maintain any significant cash balances and generally does not have any sources

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

of cash other than distributions from us.  We anticipate that CPE Inc. will cause us to make pro-rata distributions to our members in amounts sufficient to fund these tax-related obligations.  We estimate that CPE Inc. will pay Rio Tinto $54.5 million under the Tax Receivable Agreement.  This estimate is based on forecasts of future taxable income over the anticipated life of our mining operations and reclamation activities, assuming no additional coal reserves are acquired.  The amounts to be paid will be determined based on a calculation of future income tax savings that CPE Inc. actually realizes as a result of the tax basis increase that resulted from the IPO structuring transactions.  Periodically, CPE will adjust the estimated liability to reflect an updated forecast of future taxable income, and these adjustments will be reflected in CPE’s operating results.  The assumptions used in our forecasts are subject to substantial uncertainty about our future business operations, and the actual payments that we are required to make under the Tax Receivable Agreement could differ materially from our estimates.  Based on our estimates as of March 31, 2010, we expect to make distributions of approximately $1.5 million in 2010 and annual distributions averaging approximately $15.0 million during 2011 to 2014.  We expect to make additional pro-rata distributions to fund CPE Inc.’s periodic federal and state income tax payments.  The Rio Tinto members may reduce their ownership in us by exercising their contractual redemption right.  Such a decrease in ownership would reduce subsequent pro-rata distributions to the Rio Tinto members, but generally would increase CPE Inc.’s payment obligations and result in increased pro-rata distributions to CPE Inc.  Pro-rata distributions to our members also may be affected by provisions in the Tax Receivable Agreement that require CPE Inc.’s payment obligations to increase or become accelerated as a result of certain asset transfers outside the ordinary course of business, a change in control of the Company or a default by CPE Inc.

Contingencies

Litigation

MMS Litigation — Decker

The Minerals Management Service, or MMS, a federal agency with responsibility for collecting royalties on coal produced from federal coal leases, issued two disputed assessments against Decker Coal Company: one for coal produced from 1986-1992, and the other for coal produced from 1993-2001.  Both assessments concern coal sold by Decker to Big Horn Coal Company, or Big Horn, and Black Butte Coal Company, or Black Butte, and in turn resold by those entities to Commonwealth Edison Company to satisfy requirements under long-term contracts between those entities and Commonwealth Edison.  The MMS maintained that Decker’s royalties should not be based on the prices at which Decker actually sold coal to Big Horn and Black Butte because MMS does not believe those prices represent the results of arm’s length negotiation.  MMS based this conclusion on the facts that those entities were both affiliates of KCP, Inc., formerly known as Kiewit Coal Properties, Inc., which is also a 50% owner of Decker, and that the sales were contingent on Big Horn’s and Black Butte’s ability to resell the coal to Commonwealth Edison, which did not leave Big Horn and Black Butte at market risk.  Instead, the MMS assessed Decker’s royalties based on the higher prices set under Big Horn’s and Black Butte’s separate long-term contracts with Commonwealth Edison.

With respect to the period 1986-1992, Decker appealed the assessment through the administrative process with the MMS and that appeal was unsuccessful.  A further appeal was filed before the United States District Court for the District of Montana.  In March 2009, the District Court set aside the MMS assessment and entered judgment for Decker (Decker I).  The MMS did not appeal the ruling.

With respect to the period 1993-2001, the MMS has not issued a final decision concerning Decker’s challenge to the assessment.  On January 5, 2009, the Interior Board of Land Appeals, or IBLA, issued a decision affirming the MMS’s decision requiring Decker to pay additional royalties.  On February 16, 2010, the United States District Court for the District of Montana vacated the IBLA decision and remanded the matter to the MMS for further administrative review in light of the District Court’s holding in Decker I.  As of March 31, 2010, the estimated additional assessed royalties (inclusive of interest) for the period 1993-2001 were approximately $11.0 million.  Decker estimates that even if the assessment for the 1993-2001 period were to be upheld, MMS’s eventual recovery may be nothing but could be up to $11.0 million.

We have not accrued a liability in our consolidated financial statements with respect to this matter as any potential losses are not considered to be probable and reasonably estimable.  In addition to its substantive challenges to the assessments, Decker believes that it has contractual price escalation protection from any increased assessments for 1993-2001; that, in addition, Commonwealth Edison has indemnified Black Butte with respect to the 1993-2001 assessment, and

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

that in furtherance of that obligation, Commonwealth Edison or its parent company, Exelon Generation, Inc., has therefore agreed to indemnify Decker directly for such matters.  If the assessment was upheld and the indemnities and/or price protections were ultimately not available to Decker, the resulting Decker liability could be material.  As a result of our 50% ownership interest in Decker, our financial results could in turn be materially adversely affected.  We consider those conclusions to be reasonable; however, we have not relied upon this indemnification in reaching our decision that any potential losses are not considered probable and reasonably estimable.

Caballo Coal Company Litigation — Spring Creek

In September 2009, Caballo Coal Company, or Caballo, a subsidiary of Peabody Energy Corporation, commenced an action in Wyoming state court against Spring Creek Coal Company, or Spring Creek, our wholly-owned subsidiary, asserting that Spring Creek repudiated its allegedly remaining obligation under a 1987 agreement to purchase an additional approximately 1.6 million tons of coal, for which it seeks unspecified damages.  Spring Creek believes that it has meritorious defenses to the claim, including that Caballo breached the agreement by failing to make required deliveries in 2006 and 2007.  Spring Creek also believes that it has meritorious counterclaims against Caballo.  We have not accrued a liability in our consolidated financial statements with respect to this matter as any potential losses are not considered to be probable and reasonably estimable.  If, however, the case was determined in an adverse manner to us, the payment of any judgment could be material to our results of operations.

Other Legal Proceedings

We are involved in other legal proceedings arising in the ordinary course of business and may become involved in additional proceedings from time to time.  We believe that there are no other legal proceedings pending that are likely to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.  Nevertheless, we cannot predict the impact of future developments affecting our claims and lawsuits, and any resolution of a claim or lawsuit or an accrual within a particular fiscal period may adversely impact our results of operations for that period.

Tax Contingencies

Our income tax calculations are based on application of the respective U.S. federal or state tax law.  Our tax filings, however, are subject to audit by the respective tax authorities.  Accordingly, we recognize tax benefits when it is more likely than not a position will be upheld by the tax authorities.  To the extent the final tax liabilities are different from the amounts originally accrued, the increases or decreases are recorded as income tax expense.  We are not potentially liable for income tax contingencies related to periods prior to the IPO, as the income taxes recognized in our consolidated financial statements for such periods were reported in Rio Tinto America’s consolidated income tax returns, and Rio Tinto has agreed to indemnify us for any claims related to such income taxes.

Several audits involving our taxes, other than income taxes, currently are in progress.  We have provided our best estimate of taxes and related interest and penalties due for potential adjustments that may result from the resolution of such tax audits.

Concentrations of Risk and Major Customers

Approximately 85% and 82% of our revenues for the three months ended March 31, 2010 and 2009, respectively, were under multi-year contracts that specify pricing terms.  While the majority of the contracts are fixed-price contracts, certain contracts have adjustment provisions for determining periodic price changes.  For the three months ended March 31, 2010 and 2009, there was no single customer that represented more than 10% of consolidated revenues.  We generally do not require collateral or other security on accounts receivable because our customers are comprised primarily of investment grade electric utilities.  The credit risk is controlled through credit approvals and monitoring procedures.

Guarantees and Off-Balance Sheet Risk

In the normal course of business, we are party to guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and indemnities, which are not reflected on the consolidated

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

balance sheet.  In our past experience, virtually no claims have been made against these financial instruments.  We do not expect any material losses to result from these guarantees or off-balance-sheet instruments.

United States federal and state laws require that we secure certain of our obligations to reclaim lands used for mining and to secure coal lease obligations.  The primary method we have used to meet these reclamation obligations and to secure coal lease obligations is to provide a third-party surety bond, typically through an insurance company, or to provide a letter of credit, typically through a bank.  Specific bond and or letter of credit amounts may change over time, depending on the activity at the respective site and any specific requirements by federal or state laws.  As of March 31, 2010, we had $519.4 million of surety bonds and $10.5 million of standby letters of credit to secure certain of our obligations to reclaim lands used for mining and to secure coal lease obligations.  These surety bonds are collateralized by a restricted cash balance of $176.5 million and by $41.3 million of additional letters of credit as.  As a result, total letters of credit issued under our revolving credit facility was $51.8 million, which reduced our borrowing capacity under the facility to $348.2 million.

6.  Retiree Medial Plan

In connection with our IPO, effective January 1, 2010, we implemented a postretirement medical plan (the “Retiree Medical Plan”) to provide certain postretirement medical benefits to eligible employees, which do not include Decker employees.  Total postretirement medical benefit cost for the three months ended March 31, 2010, was $1.3 million, consisting of service cost, interest cost and amortization of prior service cost of $579,000, $247,000 and $457,000, respectively.

7.  Related Party Transactions

Transitional Support Services

Following the IPO, Rio Tinto affiliates provided certain transitional support services to us pursuant to a transition services agreement.  Costs incurred under this agreement were included in selling general and administrative expenses and totaled $630,000 for the three months ended March 31, 2010.

We began leasing office space from Rio Tinto America during 2007.  Rental expense for this lease was $92,000 for each of the three-month periods ended March 31, 2010 and 2009.

Following the distribution of our interest in Colowyo Coal Company, L.P. and a uranium mining venture, we provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis.  Fees for these transitional support services, which terminated in March 2009, were included as a reduction in operating expenses and totaled $1.4 million for the three months ended March 31, 2009.

Credit Arrangements and Guarantee Fees

While we were a subsidiary of Rio Tinto, Rio Tinto served as guarantor of our surety bonds and certain letters of credit securing our obligations that were issued on our behalf under Rio Tinto’s credit facilities.  In connection with the IPO structuring transactions, we agreed to use our commercially reasonable efforts to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto with respect to the existing arrangements.  As of December 31, 2009, with the exception of our obligations with respect to Decker, Rio Tinto remained the guarantor and we maintained $80.2 million in restricted cash as collateral for the benefit of Rio Tinto.  As of March 31, 2010, we had obtained replacement surety bonds for $445.1 million of the $445.2 million bonds for which Rio Tinto had been the guarantor.  Included in the interest expense was $562,000 in fees Rio Tinto charged us in connection with transitional support of our credit arrangements for the three months ended March 31, 2010, and $418,000 of guarantee fees for the three months ended March 31, 2009.

Coal Sales

Revenues included sales of coal to Venture Fuels Partnership, a 50% owned coal marketing company, of $1.6 million and $1.2 million for the three months ended March 31, 2010 and 2009, respectively.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

8.  Segment Information

Our management reviews, manages and operates our business as a single operating segment - coal production.  We produce low sulfur, steam coal from surface mines, located in the Western region of the U.S. within the PRB, which we sell to electric utilities and industrial customers.  We have determined that we have one reportable segment primarily based on our chief operating decision maker assessing our performance and allocating resources based on a metric derived from our consolidated EBITDA financial measurement.  We define EBITDA as income from continuing operations plus depreciation and depletion, amortization, accretion, interest expense, and income tax provision, less interest income.  See Item 6 of the CPE Inc. Form 10-K for the year ended December 31, 2009 for additional information regarding EBITDA and its limitations compared to U.S. GAAP financial measures.

The following table presents a reconciliation of EBITDA to income from continuing operations for the three months ended March 31 (in thousands):

	2010	2009
EBITDA	$78,466	$97,314
Depreciation and depletion	(23,707)	(21,843)
Amortization	(3,197)	(8,510)
Accretion	(3,318)	(2,724)
Interest income	95	60
Interest expense	(12,776)	(469)
Income tax provision	—	(18,673)
Income from continuing operations	$35,563	$45,155

The following table presents a summary of total domestic and foreign revenues from external customers for the three months ended March 31 (in thousands):

	2010	2009
United States	$276,660	$315,891
Foreign	34,333	44,602
Total revenues from external customers	$310,993	$360,493

We attribute revenue to foreign countries based on the location of the customer.

As of March 31, 2010, all of our long-lived assets were located in the U.S.  All of our revenues for the three months ended March 31, 2010 and 2009 originated in the U.S.  Our segment revenue and segment total assets equal the reported amounts in the consolidated financial statements.

9.  Subsequent Events

In April 2010, we entered into a lease agreement for a corporate office in Broomfield, Colorado.  The lease is currently anticipated to commence in August 2010 and has an initial term of 126 months (10.5 years).  Total base rent for the entire initial term of the lease will be $8.1 million, resulting in average annual rent expense of $775,000.  This new lease agreement is expected to replace our existing sublease of office space in Greenwood Village, Colorado and will provide the additional office space necessary for the relocation of our senior management and certain other functions from our existing office in Gillette, Wyoming.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

In April 2010, Decker was awarded a sales contract for the production of coal for the period 2011 through 2013.  Tons to be delivered under the contract are as set forth below.  We own a 50% non-operating interest in Decker.

Tons
2010	500,000
2011	3,000,000
2012	3,000,000
2013	1,500,000
Total	8,000,000

Section 3.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would” or similar words.  You should read statements that contain these words carefully, because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters.  There may be events in the future, however, that we are not able to predict accurately or control.  The factors listed under Item 1A of CPE Inc.’s Form 10-K for the year ended December 31, 2009, as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.  Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•                  future economic conditions, including the duration and severity of the global economic downturn and additional disruptions in global financial markets;

•                  the contract prices we receive for coal and our customers’ ability to honor contract terms;

•                  market demand for domestic and foreign coal, electricity and steel;

•                  safety and environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, gaseous emissions or ash handling, as well as related costs and liabilities;

•                  future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to carbon emissions and safety standards;

•                  our ability to produce coal at existing and planned volumes and costs;

•                  the availability and cost of coal reserve acquisitions and surface rights and our ability to successfully acquire new coal reserves at attractive prices;

•                  the impact of our recent initial public offering and related transactions, including resulting tax implications and changes to our valuation allowance on our deferred tax assets;

•                  our assumptions regarding payments arising under the Tax Receivable Agreement and other agreements related to our initial public offering;

•                  our plans and objectives for future operations and the development of additional coal reserves or acquisition opportunities;

•                  our relationships with, and other conditions affecting, our customers, including economic conditions and the credit performance and credit risks associated with our customers;

•                  timing of reductions or increases in customer coal inventories;

•                  risks inherent to surface coal mining;

•                  weather conditions or catastrophic weather-related damage;

•                  changes in energy policy;

•                  competition;

•                  the availability and cost of competing energy resources, including changes in the price of crude oil and natural gas generally, as well as subsidies to encourage use of alternative energy sources;

•                  railroad and other transportation performance and costs;

•                  disruptions in delivery or changes in pricing from third-party vendors of raw materials and other consumables that are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel and rubber;

•                  our assumptions concerning coal reserve estimates;

•                  the terms of our indebtedness;

•                  changes in costs that we incur as a stand-alone public company as compared to our expectations;

•                  inaccurately estimating the costs or timing of our reclamation and mine closure obligations;

•                  liquidity constraints, including those resulting from the cost or unavailability of financing due to credit market conditions;

•                  our liquidity, results of operations and financial condition, including amounts of working capital that are available; and

•                  other factors, including those discussed in Item 1A of CPE Inc.’s Form 10-K for the year ended December 31, 2009.

This section is intended to help the reader understand our results of operations and financial condition.  This discussion should be read in conjunction with our consolidated financial statements in section 2 of this report and our Annual Financial Report for the year ended December 31, 2009 (“2009 Annual Financial Report”).

Overview

We are the third largest producer of coal in the U.S. and in the Powder River Basin (“PRB”) based on 2009 coal production.  We operate some of the safest mines in the coal industry.  For 2009, Mine Safety and Health Administration (“MSHA”) data for employee injuries showed our mines had the lowest employee all injury incident rate among the five largest U.S. coal producing companies.  We operate solely in the PRB, the lowest cost coal producing region of the major coal producing regions in the U.S., and operate two of the four largest coal mines in the region and in the U.S.  Our operations include three wholly-owned surface coal mines, two of which, the Antelope Coal mine and the Cordero Rojo mine, are in Wyoming and one of which, the Spring Creek Coal mine, is in Montana.  We also own a 50% non-operating interest in a fourth surface coal mine in Montana, the Decker mine.  We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities.

As of December 31, 2009, we controlled approximately 1.0 billion tons of proven and probable coal reserves.  For the year ended December 31, 2009 and three months ended March 31, 2010 and 2009, we produced 93.3 million tons, 21.7 million tons and 22.7 million tons of coal and sold 103.3 million tons, 21.9 million tons and 25.2 million tons of coal, respectively.  The difference between tons produced and tons sold primarily represents tons of coal we purchased and resold.  Tons of coal we purchased and resold significantly declined in the first quarter of 2010 primarily as the result of the expiration of our significant broker sales contract further discussed below.

Our key business drivers include the following:

•                  the price for which we sell our coal;

•                  the volume of coal produced and shipped;

•                  the costs of mining, including labor, repairs and maintenance, fuel, explosives, depreciation of capital equipment, depletion of coal leases and regulatory compliance; and

•                  additional expenses associated with CPE Inc.’s transition and ongoing operation as a stand-alone public company.

Historically, costs related to the acquisition of federal coal leases have increased.  This will result in higher depletion expense as we increase our mining activities at more recently acquired federal coal leases.  As is common in the PRB, coal seams at our existing mines naturally deepen at a gradient ranging up to approximately 3%; consequently, our mining costs per ton will correspondingly increase as mining advances.

In the first few months of 2010, there has been an increase in coal consumption as a result of normal seasonal changes in weather, increased natural gas prices and also due to improved economic conditions.  Although coal stockpiles remain high, many of our customers have begun to draw down their stockpiles and pricing levels have rebounded from the low point of late in 2009.  As a result of our remaining unsold position for 2011 through 2013, we are well positioned to benefit from continued near-term demand and pricing.  If, however, the U.S. coal market returns to the depressed levels experienced in 2009, our revenues could be adversely affected.

We had one significant broker sales contract under which our subsidiary, Spring Creek Coal LLC, sold coal to a wholesale power generation company.  Due to the nature of the broker sales contract and the market conditions at the time Spring Creek Coal LLC executed the purchase contracts, our selling price for the coal is higher than our purchase price.  The contract expired following final deliveries made under the contract in the first quarter of 2010, and the related contract rights intangible asset has been fully amortized.  This broker sales contract contributed $14.4 million and $35.1 million of revenues for the three months ended March 31, 2010 and 2009, respectively.  Income before tax related to this contract was $5.2 million and $10.5 million for those same periods, respectively.  Our revenues and operating income will be negatively impacted in future periods as a result of the expiration of this contract.

Basis of Presentation

Initial Public Offering and IPO Structuring Transactions

Prior to CPE Inc.’s IPO and the related structuring transactions, we were a wholly-owned subsidiary of RTEA, which is our predecessor for financial reporting purposes.  On November 19, 2009, CPE Inc. acquired from RTEA 51% of our common membership units using the proceeds from the IPO and became the managing member of the Company.  As a result of these transactions, CPE Inc. became a publicly owned holding company with a controlling interest in the Company and its subsidiaries.  For additional details of this transaction, please consult Note 2 of Notes to Consolidated Financial Statements in Section 4 of our Annual Financial Report.

For all periods presented, our historical consolidated financial statements include the accounts of the Company and its subsidiaries.  For the three months ended March 31, 2009, our consolidated financial statements also include the accounts of RTEA, which was our parent company prior to the IPO structuring transactions and is our predecessor for financial reporting purposes.  As a result of the IPO structuring transactions, our consolidated financial statements no longer include the accounts of RTEA, our former parent company.

The IPO structuring transactions and related agreements were entered into by us, CPE Inc., RTEA and other Rio Tinto affiliates while they were under common control by Rio Tinto.  In accordance with U.S. GAAP, we did not adjust the historical financial reporting carrying amounts of our assets and liabilities in connection with the IPO structuring transactions.

The IPO and the related structuring transactions had significant effects on the comparability of our consolidated financial statements for the three months ended March 31, 2010, compared to March 31, 2009.  These effects include the following:

•      Cost Structure:  Prior to the IPO, we prepared our financial statements on a carve-out basis.  Accordingly, our operating results for the three months ended March 31, 2009, included allocations of expenses incurred on our behalf by Rio Tinto affiliates.  Our pre-IPO operating results also reflect significant expenses that were incurred in connection with Rio Tinto’s divestiture of our business.  Our operating results for the three months ended March 31, 2010, are no longer affected by Rio Tinto expense allocations and divestiture expenses.

•      Income Taxes:  Prior to the IPO, our taxable income was included in Rio Tinto America’s consolidated federal income tax return and we recognized income tax expense in our carve-out consolidated financial statements on a stand-alone, separate-return basis.  As a result of the IPO and related structuring transactions, we no longer recognize any income taxes incurred by Rio Tinto in our consolidated financial statements.  As a limited liability company, we generally are not subject to income taxes, except for income taxes that may be incurred by certain corporate subsidiaries.  Accordingly, we generally do not recognize income taxes in our operating results for periods following IPO and have eliminated RTEA’s deferred income tax accounts from our consolidated balance sheet.

The effects of the IPO and related structuring agreements on our financial condition and results of our operations are further described in our annual Consolidated Financial Statements for the year ended December 31, 2009.

Discontinued Operations

In March 2009, CPE Resources entered into an agreement to sell its ownership interest in the Jacobs Ranch mine, a coal mine in Wyoming, to Arch Coal, Inc.  This transaction closed on October 1, 2009, and the proceeds from this sale were distributed to Rio Tinto America.  Our consolidated results of operations and cash flows for the three months ended March 31, 2009, include discontinued operations related to the Jacobs Ranch mine.  Consequently, the discussion of our results of operations below focuses on continuing operations as reported in our historical consolidated financial statements.  Any forward-looking statements exclude the discontinued operations.

Decker Mine

We hold a 50% non-operating interest in the Decker mine in Montana through a joint-venture agreement.  Under the terms of our joint-venture agreement, a third-party mine operator manages the day-to-day operations of the Decker mine.  We account for our pro-rata share of assets and liabilities in our undivided interest in the joint venture using the proportionate consolidation method, whereby our share of assets, liabilities, revenues and expenses are included in the appropriate classification in our consolidated financial statements.

Results of Operations

The following table presents our operating results for the three months ended March 31, 2010 and 2009 (in millions; unaudited):

	2010	2009
Revenues	$311.0	$360.5
Costs and expenses
Cost of product sold	216.7	249.2
Depreciation and depletion	23.7	21.8
Amortization	3.2	8.5
Accretion	3.3	2.7
Selling, general and administrative expenses	16.3	14.2
Total costs and expenses	263.2	296.4
Operating income	47.8	64.1
Other income (expense)
Interest income	0.1	0.1
Interest expense	(12.7)	(0.5)
Other, net	—	0.1
Total other expense	(12.6)	(0.3)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	35.2	63.8
Income tax provision	—	(18.7)
Earnings from unconsolidated affiliates, net of tax	0.4	0.1
Income from continuing operations	35.6	45.2
Income from discontinued operations	—	11.6
Net income	$35.6	$56.8

Three Months Ended March 31, 2010 Compared to the Three Months Ended March 31, 2009

Revenues

Revenues were approximately $311.0 million for the three months ended March 31, 2010, compared to approximately $360.5 million for the three months ended March 31, 2009, a decrease of $49.5 million or 13.7%.

Revenues from the sale of coal produced at the three mines that we own and operate is the largest portion of our revenue, and totaled $264.0 million for the first quarter of 2010, compared to $268.0 million for the first quarter of 2009.  This $4.0 million or 1.5% decrease reflects a 1.2% increase in the average price per ton of coal sold, to $12.28 in 2010 from $12.13 in 2009, offset by a 2.7% decrease in shipments, to 21.5 million tons in 2010 from 22.1 million tons in 2009.

Our share of revenues from coal produced at the Decker mine also decreased by $4.1 million or 55.2% to $3.3 million for the first quarter of 2010 compared to the first quarter of 2009, reflecting a decline in shipments partially offset by a higher average sales price per ton.  In April 2010, Decker entered into a sales contract that will extend production and mine life into 2013.

The remaining balance of our revenues, which consist primarily of broker coal sales and billings for transportation and delivery services, totaled $43.7 million and $85.0 million for the three months ended March 31, 2010 and 2009, respectively.  This decrease is primarily the result of the expiration of our significant broker sales contract (see “—Overview” above), weaker export revenues due to lower prices compared to the strong export revenues recorded in 2009, lower other broker coal sales and lower revenues from transportation and delivery services as a result of a lower volume of coal sold on a delivered basis.  Other revenues in the first quarter of 2010 included $4.7 million from contract buyout settlements.

Cost of Product Sold

Cost of product sold, excluding depreciation, depletion, amortization and accretion, was $216.7 million for the first quarter ended March 31, 2010, compared to $249.2 million for the first quarter ended March 31, 2009, a $32.5 million or 13.0% decrease.  Cost of product sold was 69.7% and 69.1% of revenues for those same periods, respectively.

The largest component of cost of product sold is the cost of coal produced at the three mines that we own and operate, which totaled $182.2 million in 2010, compared to $182.8 million in 2009, a decrease of approximately 0.3%.  This moderate decrease reflects the 2.7% decrease in tons shipped from our mines, partially offset by a 2.5% increase in the cost per ton of coal produced, to $8.48 in 2010 from $8.27 in 2009.  The increase in the cost per ton of coal produced is primarily the result of 42.4% per ton increase in diesel fuel and lubricants, which reflects the higher average cost of diesel fuel in 2010 compared to 2009.  Excluding fuel and lubricants, the cost per ton of coal produced declined slightly, reflecting decreases in unit costs for royalties and taxes, mining and maintenance contractors and repairs and supplies.  Our share of the cost of coal produced by the Decker mine decreased $3.3 million in 2010 reflecting lower production volumes partially offset by higher unit production costs.

Cost of product sold also decreased in the first quarter of 2010 compared to the first quarter of 2009 due to the expiration of our significant broker sales contract (see “—Overview” above), the decrease in other broker sales revenues, a lower volume of sales on a delivered basis, where we arranged transportation and a $3.4 million favorable adjustment to freight costs in the first quarter of 2010 for the write off of certain immaterial prior year accruals.

Depreciation and Depletion

Depreciation and depletion expense was $23.7 million for the three months ended March 31, 2010, compared to $21.8 million for the three months ended March 31, 2009, an increase of $1.9 million, or 8.7%.  The increase is primarily attributable to a $1.8 million increase in depreciation as a result of a higher capital base following increased investment and capital expenditures in recent years.

Amortization

Amortization expense was $3.2 million and $8.5 million for the three months ended March 31, 2010 and 2009, respectively.  The $3.2 million in amortization expense for the first quarter of 2010 represents the final amortization related to our significant broker sales contract that expired in March 2010, and decreased from 2009 correspondingly with the decrease in revenue related to that contract (see “—Overview” above).

Accretion

Accretion expense was $3.3 million and $2.7 million for the three months ended March 31, 2010 and 2009, respectively.  The nominal increase reflects the lack of significant overall changes in our asset retirement obligations and the related discount rates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $16.3 million for the three months ended March 31, 2010, compared to $14.2 million for the three months ended March 31, 2009.  This $2.1 million or 14.8% increase represents recurring and nonrecurring costs related to becoming a stand-alone, public company.

Other Income (Expense)

Interest income was $0.1 million for each of the three month periods ended March 31, 2010, and 2009 and consisted of interest earned on short-term investments.  Interest expense increased to $12.7 million during the three months ended March 31, 2010, from $0.5 million for the three months ended March 31, 2009.  This increase resulted primarily from the issuance of our senior notes on November 25, 2009, including accretion of original issue discount and amortization of deferred financing costs.  Interest expense is net of capitalized interest of $5.9 million and $3.7 million for the three months ended March 31, 2010 and 2009, respectively.  See “—Liquidity and Capital Resources—Senior Unsecured Notes” below.

Income Tax Provision

There is no tax provision for the three months ended March 31, 2010, as a result of our nontaxable status subsequent to the IPO and structuring transactions.  Income tax expense for the three months ended March 31, 2009, was $18.7 million.  See Note 4 to Consolidated Financial Statements in Section 2.

Discontinued Operations

There were no discontinued operations for the first quarter of 2010.  Income from discontinued operations, net of income tax, of $11.6 million for the first quarter of 2009 represented the results from the Jacobs Ranch mine, which was sold on October 1, 2009.

Net income

As a result of the factors discussed above, net income for the three months ended March 31, 2010, was $35.6 million compared to net income of $56.8 million for the three months ended March 31, 2009.

Liquidity and Capital Resources

Total unrestricted cash and cash equivalents as of March 31, 2010 and December 31, 2009, was $255.4 million and $268.3 million, respectively.  We also maintained $176.5 million and $80.2 million in restricted cash accounts as of those same dates, respectively, which collateralized outstanding surety bonds securing our obligations to reclaim lands used for mining and to secure coal lease obligations.

In addition to our cash and cash equivalents, our primary sources of liquidity are cash from our operations and borrowing capacity under our $400 million revolving credit facility.  As of March 31, 2010, our borrowing capacity under the revolving credit facility was $348.2 million as a result of letters of credit issued under the facility.  Our ability to borrow under our revolving credit facility is subject to the terms and conditions of the facility, including our compliance with financial and non-financial covenants.

Our primary uses of cash include our cash costs of coal production; planned capital expenditures; interest payments on our senior notes commencing on June 15, 2010; federal coal lease installment payments; on-going distributions related to CPE Inc’s payments to RTEA under the Tax Receivable Agreement and pro-rata distributions to the Rio Tinto members.

We believe the above sources will be sufficient to fund our primary uses of cash for the next 12 months.

Continuing Operations

Net cash provided by operating activities from continuing operations was $84.2 million for the three months ended March 31, 2010, compared to $134.2 million for the three months ended March 31, 2009.  This $50.0 million decrease reflects a decrease in net income of $9.6 million, an increase in non-cash expenses and other adjustments before changes in working capital of $2.1 million and a $42.5 million decrease in working capital, which was largely driven by a reduction in related party receivables as a result of changes in our relationship with Rio Tinto through the IPO structuring transactions.

Net cash used in investing activities from continuing operations was $96.7 million for the three months ended March 31, 2010, compared to $135.1 million for the three months ended March 31, 2009.  The $38.4 million decrease in cash used in investing activities from continuing operations was primarily the result of a $111.3 million decrease in cash advances to affiliates; a $9.6 million decrease in refundable deposit payments and a $13.2 million decrease in purchases of property, plant and equipment.  These decreases were partially offset by a $96.3 million increase in restricted cash.

Net cash used in financing activities from continuing operations was $0.4 million for the three months ended March 31, 2010, compared to $28.0 million for the three months ended March 31, 2009.  This decrease in cash used in financing activities from continuing operations was primarily attributable to a $27.8 million reduction in repayments of other long-term debt.

Discontinued Operations

There were no discontinued operations for the 2010 period.  Net cash provided from discontinued operations of $34.0 million for the first quarter of 2009 was a result of cash provided from the Jacobs Ranch mine, which was sold on October 1, 2009.

Senior Unsecured Notes

Our senior notes due in 2017 (the “2017 Notes”) and senior notes due in 2019 (the “2019 Notes”), which we refer to collectively as the senior notes, each have an outstanding aggregate principal amount of $300.0 million as of March 31, 2010.  Net of original issue discounts, the aggregate balance reflected on the balance sheet as of March 31, 2010, was $595.4 million.  The 2017 Notes and 2019 Notes bear interest at fixed annual rates of 8.25% and 8.50%, respectively, and mature on December 15, 2017 and 2019, respectively.  There are no mandatory redemption or sinking fund payments for the senior notes and interest payments are due semi-annually on June 15 and December 15, beginning on June 15, 2010, with an initial interest payment of $27.9 million.

The indenture governing the senior notes, among other things, limits our ability and the ability of our restricted subsidiaries to incur additional indebtedness and issue preferred equity; pay dividends or distributions; repurchase equity or repay subordinated indebtedness; make investments or certain other restricted payments; create liens; sell assets; enter into agreements that restrict dividends, distributions or other payments from restricted subsidiaries; enter into transactions with affiliates; and consolidate, merge or transfer all or substantially all of their assets and the assets of their restricted subsidiaries on a combined basis.  We were in compliance with all financial and non-financial covenants as of March 31, 2010.

Senior Secured Revolving Credit Facility

As of March 31, 2010, no amounts had been drawn under our $400.0 million credit facility and $51.8 million was committed in connection with the issuance of letters of credit.  The letters of credit are used as collateral to secure our obligations to reclaim lands used for mining.  See “—Off-Balance Sheet Arrangements” below.

We are subject to financial maintenance covenants based on EBITDA (which is defined in the credit agreement and may not be the same as EBITDA presented elsewhere in this report or our other public disclosures), as well as non-financial covenants that restrict certain corporate activities and certain of our subsidiaries.  The credit agreement contains customary events of default with customary grace periods and thresholds.  We were in compliance with all financial and non-financial covenants as of March 31, 2010.

Federal Coal Leases

Our federal coal lease obligations consist of amounts payable to the Bureau of Land Management under leases, each of which require five equal annual payments.  The remaining aggregate annual payments under our existing federal coal leases total $197.0 million, with $63.8 million due in 2010 of which none was due during the first quarter of 2010.  The outstanding principal balance of our federal coal lease obligations was $169.1 million as of March 31, 2010.  The $27.9 million difference between the total payments and the principal balance reflected on our balance sheet represents imputed interest that will be recognized over the remainder of the lease term.

Off-Balance Sheet Arrangements

In the normal course of business, we are party to a number of arrangements that secure our performance under certain legal obligations.  These arrangements include letters of credit and surety bonds.  We use these arrangements primarily to comply with federal and state laws that require us to secure the performance of certain long-term obligations, such as mine closure or reclamation costs, coal lease obligations, state workers’ compensation and federal black lung liabilities.  These arrangements are typically renewable annually.

As of March 31, 2010, we had $571.2 million in surety bonds and outstanding letters of credit that are not reflected in our consolidated balance sheet.  While we were a subsidiary of Rio Tinto, Rio Tinto maintained our surety bonds and facilitated the issuance of letters of credit on our behalf.  Pursuant to the IPO structuring transactions, we agreed to use our commercially reasonable efforts to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto with respect to any existing arrangements.  As of March 31, 2010, we had completed the replacement of $445.1 million of the $445.2 million in surety bonds and letters of credit provided by Rio Tinto on our behalf.  Our surety bonds are primarily collateralized by a restricted cash balance of $176.5 million and by a $41.3 million letter of credit.

As of March 31, 2010, we used surety bonds and letters of credit to secure outstanding obligations as follows (in millions):

	Surety Bonds	Letters of Credit	Total
Reclamation obligations(1)	$492.5	$10.5	$503.0
Collateral for Decker surety bonds(2)	—	41.3	41.3
Lease obligations(3)	26.8	—	26.8
Other obligations(4)	0.1	—	0.1
	$519.4	$51.8	$571.2

(1)           Reclamation obligations include amounts to secure performance related to our outstanding obligations to reclaim areas disturbed by our mining activities and are a requirement under our state mining permits.  Includes $74.2 million representing our 50% share of surety bonds securing Decker’s reclamation obligations and $10.5 million in letters of credit issued under our revolving credit facility to secure our 50% share of additional Decker reclamation obligations.

(2)           Represents letters of credit issued under our revolving credit facility collateralizing Decker’s surety bonds.

(3)           Lease obligations include amounts generally required as a condition to state or federal coal leases; the amounts vary and are mandated by the governing agency.

(4)           Other obligations include amounts required for exploration permits, water well construction and monitoring and other miscellaneous items as mandated by the applicable governing agencies.

Recent Accounting Pronouncements

In April 2010, the FASB issued an accounting standard update, amending disclosure requirements related to income taxes as a result of the Patient Protection and Affordable Care Act, which became law on March 23, 2010, and was subsequently amended on March 30, 2010.  Beginning in 2014, the tax deduction available to companies for expenses that are reimbursed under the Medicare Part D retiree drug subsidy program will be reduced.  Since our retiree medical plan does not qualify for this tax deduction, there was no impact to our consolidated financial statements.